UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

Synthesis Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 579-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01 Other Events.

On February 25, 2013, Donald P. Bunnell, a director of Synthesis Energy Systems, Inc. (the “Company”), adopted a pre-arranged stock trading plan to sell shares of the Company’s common stock beneficially owned by him. Mr. Bunnell established his plan as part of his individual long-term strategy for asset diversification and liquidity. This plan was established under Rule 10b-5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s polices regarding securities transactions. Pursuant to Mr Bunnell’s 10b-5 trading plan, a brokerage firm may sell up to 1,200,000 shares of the Company’s common stock owned by him, with a floor price of $1.05. There is a volume limit for the sales of 100,000 shares per month and a 10,000 share daily limit. The plan is scheduled to terminate on the earlier to occur of the twelve month anniversary of the date of the first trade, when the execution of all of the trades under the plan have been executed; the date the Broker (as defined under the plan) receives notice of the liquidation, dissolutions, bankruptcy, insolvency or death of Mr. Bunnell or the Broker or receives notice of Mr Bunnell’s termination of the Plan. The maximum number of shares that may be sold under the plan constitutes approximately 1.9% of the Company’s issued and outstanding common stock (as of the date hereof). If all shares under the plan are sold, Mr. Bunnell would continue to own 2,604,318 shares of the Company’s common stock (as of the date hereof).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: February 25, 2013	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer